Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
January 29, 2020	904-398-9400

LANDSTAR SYSTEM REPORTS FOURTH QUARTER

REVENUE OF $994.9 MILLION AND

DILUTED EARNINGS PER SHARE OF $1.27

Jacksonville, FL - Landstar System, Inc. (NASDAQ: LSTR) reported diluted earnings per share of $1.27 in the 2019 fourth quarter on revenue of $994.9 million. Revenue in the 2019 fourth quarter was at the mid-point of the Company’s guidance issued on October 23, 2019, while diluted earnings per share was below the low-end of the guidance of $1.40. As further described later in this press release, the shortfall in diluted earnings per share to our guidance was entirely attributable to insurance and claims costs in the quarter, well above the insurance and claims costs anticipated as part of the October 23, 2019 earnings guidance. Landstar reported diluted earnings per share of $1.68 on revenue of $1.182 billion in the 2018 fourth quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2019 fourth quarter was $911.8 million, or 92 percent of revenue, compared to $1.078 billion, or 91 percent of revenue, in the 2018 fourth quarter. Truckload transportation revenue hauled via van equipment in the 2019 fourth quarter was $571.8 million compared to $705.0 million in the 2018 fourth quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2019 fourth quarter was $315.2 million compared to $346.6 million in the 2018 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $63.0 million, or 6 percent of revenue, in the 2019 fourth quarter compared to $84.8 million, or 7 percent of revenue, in the 2018 fourth quarter.

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Trailing twelve-month return on average shareholders’ equity was 31 percent and trailing twelve-month return on invested capital, representing net income divided by the sum of average equity plus average debt, was 27 percent. Landstar purchased approximately 849,000 shares of its common stock during fiscal year 2019 at an aggregate cost of approximately $88.6 million. As previously disclosed by the Company in a Form 8-K filed with the Securities and Exchange Commission on December 10, 2019, its Board of Directors increased the number of shares of its common stock that the Company is authorized to purchase under its stock purchase program by 1,849,068 and declared a special one-time cash dividend in the amount of $2.00 per share that was paid on January 24, 2020, to stockholders of record as of the close of business on January 10, 2020. Currently, Landstar is authorized to purchase up to a total of 3,000,000 shares of the Company’s common stock under its share purchase programs. In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.185 per share payable on March 13, 2020, to stockholders of record as of the close of business on February 17, 2020. It is currently the intention of the Board to pay dividends on a quarterly basis going forward. As of December 28, 2019, the Company had $352 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility.

“As expected, the macroeconomic environment during the 2019 fourth quarter made for challenging comparisons against our record 2018 fourth quarter performance,” said Landstar President and Chief Executive Officer Jim Gattoni. “Soft demand, driven by slowing production in the U.S. manufacturing sector, and more readily available truck capacity drove Landstar’s truck rates and volumes below prior year levels in the 2019 fourth quarter. Overall, 2019 fourth quarter revenue was 16 percent below 2018 fourth quarter revenue, mostly due to a 9 percent decrease in revenue per load on loads hauled via truck and a 7 percent decrease in truck loadings. The Company’s fourth quarter earnings guidance issued on October 23, 2019 anticipated fourth quarter diluted earnings per share of $1.40 to $1.46 reflecting insurance and claims costs at 3.6 percent of estimated fourth quarter BCO revenue. Diluted earnings per share fell below our guidance, entirely due to higher insurance and claims costs than we anticipated in our initial estimate. During the 2019 fourth quarter, we incurred $7.2 million of unfavorable development of prior year claims that drove actual insurance and claims costs to 5.7 percent of BCO revenue in the quarter.”

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Gattoni further commented, “Landstar’s financial performance in 2018 was by far the best in the Company’s history, making for very difficult comparisons in 2019. We experienced year-over-year declines in both truck volumes and price for much of 2019, and revenue for fiscal year 2019 was 11% below that of fiscal year 2018. Nevertheless, 2019 was still the second best financial year in the Company’s history after 2018, with 2019 revenue, gross profit, operating income and diluted earnings per share each representing the second highest annual amount achieved in Landstar history.”

Gattoni continued, “January of any given year is typically the slowest month of the year. Through the first several weeks of January, there has been little change in the macroeconomic environment experienced throughout 2019, characterized by soft demand, weakness in the U.S. manufacturing sector, and readily available truck capacity. Additionally, the 2019 first quarter was seasonally the strongest quarter of 2019, setting the stage for a difficult quarter-over-prior-year-quarter comparison heading into the first quarter of 2020. I expect these conditions to result in earnings in the 2020 first quarter to be well below that of the 2019 first quarter. From a revenue standpoint, the number of loads hauled via truck in the first few weeks of 2020 was below the corresponding period of the prior year in a mid-single digit percentage range, somewhat similar to the year-over-prior-year percentage decrease experienced in the 2019 fourth quarter. Revenue per load on loads hauled via truck in the first few weeks of January was below the same period of the prior year in a mid-single digit percentage range, a slight improvement to the year-over-prior-year percentage decrease experienced in the 2019 fourth quarter. I expect the volume and pricing trends experienced in the first few weeks of January to continue through the first quarter. As such, I anticipate revenue for the 2020 first quarter to be in a range of $915 million to $965 million.”

Gattoni added that, “In early January, a BCO with a motor carrier subsidiary of the Company was involved in a tragic vehicular accident involving a fatality. The Company is still in the process of obtaining all the facts concerning this incident and, as such, it is too soon to estimate the ultimate financial exposure of this tragic accident. Current facts

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as known to us indicate that it is probable this accident will adversely impact the financial results of the Company’s 2020 first quarter. It is highly likely that, once all facts are determined, the estimated ultimate cost of this tragic accident will reduce first quarter diluted earnings per share to an amount below the low-end of the Company’s 2020 first quarter diluted earnings per share guidance. While our evaluation is still preliminary and our investigation continues, the Company’s pre-tax loss exposure at the time of this accident included our $5 million self-insured retention and up to $3.5 million relating to aggregate losses above our self-insured retention during an annual policy year (May 1 to April 30). Additional insurance and claims expense of $8.5 million in the 2020 first quarter would result in a charge of $0.16 per diluted share.”

Gattoni concluded, “Based on the range of revenue estimated for the 2020 first quarter and excluding the cost of the ultimate resolution of this recent tragic accident, I would anticipate diluted earnings per share to be in a range of $1.10 to $1.20. This range of diluted earnings per share includes insurance and claims expense estimated at 4.0 percent of BCO revenue, representing average insurance and claims costs as a percentage of BCO revenue over the past three years.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2019 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party

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insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2018 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Revenue	$4,084,577	$4,615,144	$994,879	$1,182,351
Investment income	5,041	3,816	1,305	1,062

Costs and expenses:
Purchased transportation	3,127,474	3,569,961	761,828	911,251
Commissions to agents	342,226	378,002	84,364	102,174
Other operating costs, net of gains/losses on asset sales/dispositions	37,274	31,803	8,743	7,627
Insurance and claims	80,319	75,677	25,071	17,959
Selling, general and administrative	158,953	188,212	38,236	47,264
Depreciation and amortization	44,468	43,570	11,423	11,050

Total costs and expenses	3,790,714	4,287,225	929,665	1,097,325

Operating income	298,904	331,735	66,519	86,088
Interest and debt expense	3,141	3,354	863	899

Income before income taxes	295,763	328,381	65,656	85,189
Income taxes	68,060	73,168	15,608	16,889

Net income	227,703	255,213	50,048	68,300
Less: Net (loss)/income attributable to noncontrolling interest	(17)	(68)	—	44

Net income attributable to Landstar System, Inc. and subsidiary	$227,720	$255,281	$50,048	$68,256

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$5.72	$6.19	$1.27	$1.69

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$5.72	$6.18	$1.27	$1.68

Average number of shares outstanding:
Earnings per common share	39,786,000	41,273,000	39,472,000	40,501,000

Diluted earnings per share	39,786,000	41,310,000	39,472,000	40,514,000

Dividends per common share	$2.700	$0.630	$2.185	$0.165

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 28,	December 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$319,515	$199,736
Short-term investments	32,901	40,058
Trade accounts receivable, less allowance of $7,284 and $6,413	588,549	691,604
Other receivables, including advances to independent contractors, less allowance of $7,667 and $6,216	35,553	23,744
Other current assets	21,370	16,287

Total current assets	997,888	971,429

Operating property, less accumulated depreciation and amortization of $280,849 and $250,153	285,855	284,032
Goodwill	38,508	38,232
Other assets	105,460	86,871

Total assets	$1,427,711	$1,380,564

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$53,878	$55,339
Accounts payable	271,996	314,134
Current maturities of long-term debt	42,632	43,561
Insurance claims	44,532	40,176
Dividends payable	78,947	—
Accrued compensation	9,884	29,489
Other current liabilities	51,035	53,119

Total current liabilities	552,904	535,818

Long-term debt, excluding current maturities	70,212	84,864
Insurance claims	33,575	30,429
Deferred income taxes and other non-current liabilities	49,551	40,320

Equity
Landstar System, Inc. and subsidiary shareholders’ equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,083,419 and 67,870,962 shares	681	679
Additional paid-in capital	226,123	226,852
Retained earnings	1,962,161	1,841,279
Cost of 28,609,926 and 27,755,001 shares of common stock in treasury	(1,465,284)	(1,376,111)
Accumulated other comprehensive loss	(2,212)	(5,875)

Total Landstar System, Inc. and subsidiary shareholders’ equity	721,469	686,824

Noncontrolling interest	—	2,309

Total equity	721,469	689,133

Total liabilities and equity	$1,427,711	$1,380,564

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$2,371,188	$2,791,494	$571,767	$704,971
Unsided/platform equipment	1,295,817	1,386,387	315,202	346,603
Less-than-truckload	98,324	102,531	24,849	26,083

Total truck transportation	3,765,329	4,280,412	911,818	1,077,657
Rail intermodal	118,305	128,976	30,750	32,950
Ocean and air cargo carriers	121,485	134,577	32,227	51,858
Other (1)	79,458	71,179	20,084	19,886

	$4,084,577	$4,615,144	$994,879	$1,182,351

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,831,752	$2,001,665	$441,617	$482,321

Number of loads:
Truck transportation
Truckload:
Van equipment	1,337,089	1,398,388	322,517	353,066
Unsided/platform equipment	513,579	516,613	122,467	127,854
Less-than-truckload	155,592	145,269	39,976	38,630

Total truck transportation	2,006,260	2,060,270	484,960	519,550
Rail intermodal	47,590	53,030	12,220	12,770
Ocean and air cargo carriers	30,110	28,970	7,960	7,720

	2,083,960	2,142,270	505,140	540,040

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	954,990	949,330	232,120	231,860

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,773	$1,996	$1,773	$1,997
Unsided/platform equipment	2,523	2,684	2,574	2,711
Less-than-truckload	632	706	622	675
Total truck transportation	1,877	2,078	1,880	2,074
Rail intermodal	2,486	2,432	2,516	2,580
Ocean and air cargo carriers	4,035	4,645	4,049	6,717

Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,918	$2,109	$1,903	$2,080

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	45%	43%	44%	41%
Truck Brokerage Carriers	47%	49%	47%	50%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	3%	3%	4%
Other	2%	2%	2%	2%

			December 28,	December 29,
			2019	2018
Truck Capacity Providers
BCO Independent Contractors (2)			9,554	9,884

Truck Brokerage Carriers:
Approved and active (3)			39,497	41,069
Other approved			16,820	17,985

			56,317	59,054

Total available truck capacity providers			65,871	68,938

Trucks provided by BCO Independent Contractors (2)			10,243	10,599

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.